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Exhibit 10.1

EXPENSE AND INDEMNITY AGREEMENT

October 31, 2002

The Bank of New York
100 Church Street
8th Floor
New York, New York 10286

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

AMACAR Pacific Corp.
6525 Morrison Boulevard, Suite 318
Charlotte, North Carolina 28211

Ladies and Gentlemen:

        Protective Life Secured is a statutory trust organized under the laws of the State of Delaware (the "Trust"), pursuant to a Trust Agreement, between Wilmington Trust Company, as Delaware trustee (the "Delaware Trustee") and AMACAR Pacific Corp., as administrator and trust series beneficial owner, dated October 31, 2002 (the "Trust Agreement"), to facilitate a program (the "Program"), for the issuance to the public from time to time, of one or more series of notes (each a Series of "Notes"), pursuant to the Indenture (the "Indenture") to be entered into between the Trust and The Bank of New York, as indenture trustee (the "Indenture Trustee"). Each Series of Notes are secured solely by assets relating to the relevant separate series of beneficial interests in the Trust (each separate series of beneficial interests in the Trust is hereinafter referred to as a "Trust Series"). The proceeds from the sale of each Series of Notes are to be used to purchase one or more Funding Agreements issued by Protective Life Insurance Company, a Tennessee stock life insurance company ("Protective Life"). The Trust has entered into an administrative services agreement with AMACAR Pacific Corp., as administrator (the "Administrator"), dated October 31, 2002, whereby the Administrator has agreed to provide certain services of the Trust. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

        In consideration of the Service Providers (as defined below) providing services to the Trust in connection with the Program and pursuant to the Program Documents under which the Service Providers have certain duties and obligations, Protective Life hereby agrees to the following compensation arrangements and terms of indemnity.

        1.    The following terms, as used herein, have the following meanings:

        "Excluded Amounts" means (i) any obligation of the Trust to make any payment to any Holder in accordance with the terms of the Indenture or the Notes, (ii) any obligation or expense of the Trust to the extent that such obligation or expense has actually been paid utilizing funds available to the Trust from payments under a Funding Agreement, (iii) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever resulting from or relating to any insurance regulatory or other governmental authority asserting that: (a) the Notes are, or are deemed to be, (1) participations in one or more Funding Agreements or (2) contracts of insurance, or (b) the offer, purchase, sale and/or transfer of the Notes and/or assignment of the Funding Agreements (1) constitute the conduct of the business of insurance or reinsurance in any jurisdiction or (2) requires the Trust or any Holder to be licensed as an insurer, insurance agent or broker in any jurisdiction,

(iv) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever imposed on a Service Provider that results from the bad faith or gross negligence of such Service Provider, (v) any costs and expenses attributable solely to a Service Provider's administrative overhead unrelated to the Program, (vi) any tax imposed on fees paid to a Service Provider, (vii) any withholding taxes imposed on or with respect of payments made under any Funding Agreement, the Indenture or any Note and (viii) any Additional Amounts paid to any Holder.

        "Fees" means with respect to each Service Provider the fees agreed to between Protective Life and the Service Provider as set forth in the fee schedule attached hereto as Exhibit A or in a separate fee agreement between Protective Life and such Service Provider or, in relation to any Service Provider which signs a Service Provider Fee Letter, the fee schedule attached to such letter.

        "Indemnified Person" means any person entitled to indemnity payments pursuant to Section 5 or Annex A, B or C.

        "Obligation" means any and all (i) reasonable costs and expenses reasonably incurred (including the reasonable fees and expenses of counsel), relating to the offering, sale and issuance of the Notes by the Trust and (ii) costs, expenses and taxes of the Trust or any Trust Series; provided that Obligations do not include Excluded Amounts.

        "Service Provider" means each of the Delaware Trustee, the Indenture Trustee, the Administrator and any other party which becomes a party to this Agreement pursuant to a Service Provider Fee Letter pursuant to Section 9 of this Agreement (such other Service Provider, a "Future Service Provider").

        "Service Provider Fee Letter" is defined in Section 9 of this Agreement.

        2.    Protective Life hereby agrees to pay each Service Provider its Fees. In the event of a substantive change in the nature of a Service Provider's duties, agreed to by such Service Provider, such Service Provider reserves the right to negotiate an adjustment to its Fees with Protective Life.

        3.    In the event that any Service Provider resigns or its appointment is revoked pursuant to any of the Program Documents under which the Service Provider has duties or obligations, the Service Provider will repay to Protective Life such part of any fee paid to it as may be agreed between the relevant Service Provider and Protective Life.

        4.    In the event that a Service Provider or the Trust delivers written notice and evidence, reasonably satisfactory to Protective Life, of any Obligation of the Service Provider or the Trust or any Trust Series, Protective Life shall, upon receipt of such notice promptly pay such Obligation. Notice of any Obligation (including any invoices) should be sent to Protective Life at its address set forth below, or at such other address as such party shall hereafter furnish in writing:

  Protective Life Insurance Company
  111 N. First St. Suite 209
  Burbank, CA 91502
  Attention: Judy Wilson
  Telephone: 818-729-1900
  Telecopier: 818-729-1800

        Each Service Provider or the Trust, as appropriate, will (i) from time to time execute all such instruments and other agreements and take all such other actions as may be necessary or desirable, or that Protective Life may reasonably request, to protect any interest of Protective Life with respect to any Obligation or to enable Protective Life to exercise or enforce any right, interest or remedy it may have with respect to any such Obligation, and (ii) release to Protective Life any amount received from Protective Life relating to any Obligation or any portion of any Obligation, immediately after any such amount relating to such Obligation, or any portion of any such Obligation, is otherwise received by the relevant Service Provider or the Trust from a party other than Protective Life.

        Protective Life, the Trust and the Service Providers hereby agree that all payments due under this Agreement in respect of any Obligation shall be effected, and any responsibility of Protective Life to pay such Obligation pursuant to this Agreement shall be discharged, by the payment by Protective Life to the account of the person to whom such Obligation is owed.

        5.    Subject to the remaining paragraphs of this Section 5, Protective Life hereby agrees to indemnify, and to hold harmless, to the full extent permitted by law, the Trust, any Trust Series and any Future Service Provider, including its officers, directors, successors, assigns, legal representatives and servants, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding relating to or arising out of the performance or non-performance by the Indemnified Person of its duties or fulfillment of its obligations under the Program Documents or any other agreement relating to the Program to which the Trust and the relevant Service Provider are or become a party, whether civil, criminal administrative or investigative (other than an action by or in the right of the Trust or on behalf of a Trust Series), against losses, out-of-pocket costs and expenses (including, without limitation, interest and reasonable attorneys' fees and expenses), liabilities (including liabilities for penalties), judgments, damages and fines incurred by such party in connection with the defense or settlement of such action, suit or proceeding, except where any such claim for indemnification is or relates to any Excluded Amount. Subject to the remaining paragraphs of this Section 5, The Bank of New York, Wilmington Trust Company and AMACAR Pacific Corp. and their respective officers, directors, successors, assigns, legal representatives, agents and servants will be indemnified by Protective Life to the extent provided in Annex A, B and C, respectively. The indemnity provisions set forth in Annex A, B and C are incorporated into this Section 5.

        The indemnification provided for herein supersedes in all respects any indemnification provision contained in any other Program Document or any other agreement relating to the Program to which the Trust and the relevant Service Provider are or become parties.

        An Indemnified Person shall give prompt written notice to Protective Life of any action, suit or proceeding commenced or threatened against the Indemnified Person. In case any such action, suit or proceeding shall be brought involving an Indemnified Person, Protective Life may, in its sole discretion, elect to assume the defense of the Indemnified Person, and if it so elects, Protective Life shall, in consultation with such Indemnified Person, select counsel, reasonably acceptable to the Indemnified Person, to represent the Indemnified Person and pay the reasonable fees and expenses of such counsel; provided, that if the Indenture Trustee is the Indemnified Person, such counsel shall be on the Indenture Trustee's approved counsel list. In any such action, investigation or proceeding, the Indemnified Person shall have the right to retain its own counsel but Protective Life shall not be obligated to pay the fees and disbursements of such counsel unless (i) Protective Life and the Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such action, investigation or proceeding (including any impleaded parties) include (a) both Protective Life and the Indemnified Person or (b) two or more Indemnified Persons affiliated with different Service Providers and, in each case, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that Protective Life shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons who are affiliated with one Service Provider.

        If the indemnification provided for herein is invalid or unenforceable in accordance with its terms, then Protective Life shall contribute to the amount paid or payable by an Indemnified Person as a result of such liability in such proportion as is appropriate to reflect the relative benefits received by Protective Life and the Trust, (if the Trust is not an Indemnified Person), on one hand, and the relevant Service Provider or the Trust (if the Trust is an Indemnified Person) on the other hand, from the transactions contemplated by the Program Documents. For this purpose, the benefits received by Protective Life or the Trust (if applicable) shall be the aggregate value of the relevant Collateral, and the benefits received by the relevant Service Provider shall be the fees it has been paid up to that point as the Service Provider less costs and unreimbursed expenses incurred by it as Service Provider in relation to such Collateral, and the benefits received by the Trust (if applicable) shall be determined by the Administrator (and in the event that the Administrator is an Indemnified Party, the Trust and not the Administrator shall make such determination) and Protective Life. If, however, the allocation provided by the immediately preceding two sentences is not permitted by applicable law, then Protective Life shall contribute to such amount paid or payable by the Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Protective Life and the Trust (if applicable), on the one hand, and the relevant Service Provider or the Trust (if applicable) on the other hand, in connection with the actions or omissions which resulted in such liability, as well as any other relevant equitable considerations.

        Protective Life shall be subrogated to any right of the Indemnified Person in respect of the matter as to which any indemnity was paid hereunder.

        The Indemnified Person may not settle any action, investigation or proceeding without the consent of Protective Life, not to be unreasonably withheld.

        Notwithstanding any provision contained herein to the contrary, the obligations of Protective Life under this Section 5 to any Indemnified Person shall survive the termination of this Agreement pursuant to Section 10.

        6.    No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

        7.    This Agreement may be executed in counterparts (including by facsimile transmission), each of which when so executed and delivered shall be deemed an original, but all of such contracts shall together constitute one and the same document.

        8.    This Agreement shall be governed by and construed in accordance with the laws of the New York, without regard to conflicts of laws principles.

        9.    In addition to the Service Providers listed in this Agreement, Protective Life and the Trust may from time to time appoint new service providers either in respect of the Program generally or in relation to a particular Trust Series or Series of Notes only; in which event, upon execution by such service provider of a fee letter (the "Service Provider Fee Letter") substantially in the form of Exhibit B hereto, such service provider shall become a party hereto, subject as provided below, with all the authority, rights, powers, duties and obligations of a Service Provider as if originally named as Service Provider hereunder; provided further that, in the case of a service provider which has become a Service Provider in relation to a particular Series of Notes, following the issuance of the Series of Notes, such new Service Provider shall have no further authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issuance of such Series of Notes. Protective Life agrees that it will pay the fees of any new Service Provider in accordance with a fee schedule to be agreed upon between Protective Life and the relevant Service Provider attached to the Service Provider Fee Letter.

        10.  This Agreement shall be effective as to each Service Provider named on the signature page hereto or the date entered below the signature of such Service Provider thereon.

        11.  This Agreement shall terminate and be of no further force and effect upon the date on which (i) there is no Obligation due and payable under this Agreement and (ii) each Program Document has terminated; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Service Provider must restore payment of any sums paid under any Obligation or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

[SIGNATURE PAGE FOLLOWS]

        If the foregoing correctly sets forth the understanding and agreement between Protective Life, the Trust and the Service Providers please so indicate by signing in the space provided for below.

Very truly yours,
PROTECTIVE LIFE INSURANCE COMPANY
By:	/s/ JUDY WILSON Name: Judy Wilson Title: Senior Vice President

AGREED AND ACCEPTED:

PROTECTIVE LIFE SECURED, by AMACAR Pacific Corp., as Administrator and not in its individual capacity
By:	/s/ DOUGLAS K. JOHNSON Name: Douglas K. Johnson Title: President
Date: October 31, 2002
THE BANK OF NEW YORK
By:	/s/ ANDRES SERRANO Name: Andres Serrano Title: Vice President
Date: October 31, 2002
WILMINGTON TRUST COMPANY— not in its individual capacity, but solely as Delaware Trustee
By:	/s/ JANEL R. HAVRILLA Name: Janel R. Havrilla Title: Financial Services Officer
Date: October 31, 2002

AMACAR PACIFIC CORP.
By:	/s/ DOUGLAS K. JOHNSON Name: Douglas K. Johnson Title: President
Date: October 31, 2002

EXHIBIT A

1.
The Bank of New York, in its capacity as Indenture Trustee, Registrar, Paying Agent and Transfer Agent shall be entitled to receive the following fees at the times set forth below:

2.
Wilmington Trust Company as Delaware Trustee shall be entitled to receive the following fees at the times set forth below:

3.
AMACAR Pacific Corp. as Administrator shall be entitled to receive the following fees at the times set forth below:

(a)
Upon the execution of this Agreement, a one time, upfront establishment fee of $15,000.

(b)
An administrative fee of $25,000 payable annually, in advance, commencing on November 1, 2002, until all Notes issued by the Trust are fully paid.
4.
AMACAR Pacific Corp. as Trust Series Beneficial Owner shall be entitled to receive the following fees at the times set forth below:
(a)
Upon the organization of a Trust Series pursuant to the Trust Agreement, a one time, upfront establishment fee of $100.

EXHIBIT B

[New Service Provider]
[Address]

Dear Sirs,

Protective Life Secured
U.S.$
Senior Secured Note Program (the "Program")

        We refer to the [                        ] Agreement entered into between [Protective Life Secured and yourselves], appointing you as a Service Provider [but only in respect of [specify Series of Notes (the "Series of Notes")*] in respect of the above Program. We further refer to the Expense and Indemnity Agreement, dated            , entered into in respect of the above Program (such agreement, as modified or amended from time to time, the "Expense and Indemnity Agreement") between Protective Life Insurance Company, Protective Life Secured and each of the Service Providers, governing the compensation arrangements, expense reimbursement and terms of indemnity between Protective Life Insurance Company and each of Protective Life Secured and the Service Providers. By signing this letter you will become party to the Expense and Indemnity Agreement for all purposes, with, all the authority, rights, powers, duties and obligations of a Service Provider under the Expense and Indemnity Agreement [except that, following the issuance of the Series of Notes, you shall have no further authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issuance of the Series of Notes]*. Please return to us a copy of this letter signed by an authorized signatory. For the purposes of your Fees, you will be compensated in accordance with the fee schedule as set forth in Schedule I to this letter.1

*
Insert only where the new Service Provider is being appointed only in relation to a particular series.

1
Attach the relevant fee schedule agreed upon between Protective Life Insurance Company, and the new Service Provider.

This letter is governed by, and shall be construed in accordance with, the laws of the State of New York. Capitalized terms used and not otherwise defined in this letter shall have the meanings assigned to them in the Expense and Indemnity Agreement.

Yours faithfully,
PROTECTIVE LIFE INSURANCE COMPANY
By:	Name: Title:

AGREED AND ACCEPTED:

[SERVICE PROVIDER]

By:	Name: Title:

ANNEX A

        Protective Life covenants to fully indemnify and defend The Bank of New York and its officers, directors, employees, controlling Persons, agents and representatives for, and to hold it harmless against, any and all loss, liability, claim, damage or reasonable expense (including the reasonable compensation, expenses and disbursements of its counsel) (i) arising out of or in connection with the acceptance by The Bank of New York, in its capacity as Indenture Trustee or as an Agent, of administration of the Indenture or the trusts thereunder and/or the performance of its duties and/or the exercise of its respective rights thereunder, including the costs and expenses of defending itself against or investigating any claim of liability in the premises, except to the extent such loss, liability, claim, damage or expense is due to the Indenture Trustee's or such Agent's own negligence or willful misconduct and (ii) in connection with the imposition of any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties in respect of the creation, issue and offering of the Notes, except to the extent any such loss, liability or expense is caused by the Indenture Trustee's or such Agent's negligence or willful misconduct. Notwithstanding anything to the contrary, Protective Life shall have no obligation to indemnify or defend The Bank of New York for any loss, liability, claim, damage or expense relating to (i) any costs and expenses attributable solely to the Indenture Trustee's or such Agent's administrative overhead unrelated to the Program or (ii) any tax imposed on the fees paid to the Indenture Trustee or any Agent.

ANNEX B

        To the fullest extent permitted by law and notwithstanding anything to the contrary, Protective Life hereby agrees, whether or not any of the transactions contemplated by the Trust Agreement will be consummated, to assume liability for and hereby indemnifies, protects, saves and keeps harmless Wilmington Trust Company and its officers, directors, successors, assigns, legal representatives, agents and servants (each a "Wilmington Indemnified Person"), from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, investigations, proceedings, costs, expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted at any time against a Wilmington Indemnified Person in any way relating to or arising out of the Trust Agreement or any other Program Document or the enforcement of any of the terms of thereof, the administration of the Trust and its property or the action or inaction of Wilmington Trust Company (in its capacity as Delaware Trustee) under the Trust Agreement, except, in any such case to the extent that any such liabilities, obligations, losses, damages, penalties, taxes, claims, actions, investigations, proceedings, costs, expenses and disbursements (i) are the result of any of the matters described in the third sentence of Section 7.04 of the Trust Agreement or (ii) relate to (a) any costs and expenses attributable solely to the Delaware Trustee's administrative overhead unrelated to the Program or (ii) any tax imposed on the fees paid to the Delaware Trustee.

ANNEX C

        To the fullest extent permitted by law and notwithstanding anything to the contrary, Protective Life hereby agrees, whether or not any of the transactions contemplated by the Trust Agreement will be consummated, to assume liability for and hereby indemnifies, protects, saves and keeps harmless the Administrator and its officers, directors, successors, assigns, legal representatives, agents and servants (each an "AMACAR Indemnified Person"), from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, investigations, proceedings, costs, expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted at any time against an AMACAR Indemnified Person in any way relating to or arising out of the Administrative Services Agreement or the Trust Agreement or the enforcement of any of the terms thereof, the administration of the Trust or the action or inaction of the Administrator under the Administrative Services Agreement, except, in any such case to the extent that any such liabilities, obligations, losses, damages, penalties, taxes, claims, actions, investigations, proceedings, costs, expenses and disbursements (i) results from the bad faith or gross negligence of an AMACAR Indemnified Person (or ordinary negligence in the handling or disbursement of funds) or (ii) relate to (a) any costs and expenses attributable solely to the Administrator's administrative overhead unrelated to the Program or (ii) any tax imposed on the fees paid to the Administrator.

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  Exhibit 10.1
EXPENSE AND INDEMNITY AGREEMENT
  EXHIBIT A
  EXHIBIT B
  ANNEX A
  ANNEX B
  ANNEX C